Exhibit 18

March 2, 2021

To the Board of Directors and Shareholders of
Regal Beloit Corporation
200 State Street
Beloit, WI 53511

Dear Sirs/Madams:

We have audited the consolidated financial statements of Regal Beloit Corporation and its consolidated subsidiaries as of January 2, 2021 and December 28, 2019, and for each of the three fiscal years in the period ended January 2, 2021, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 2, 2021, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard (Accounting Standard Update No. 2016-02). Note 3 to such consolidated financial statements contains a description of your change in accounting principle during the year ended January 2, 2021 for inventories using the Last-in, First-out (“LIFO”) method by increasing the number of LIFO inventory pools from three to four. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Milwaukee, WI